THE PERKIN-ELMER CORPORATION
COMPUTATION OF NET INCOME PER SHARE
(Amounts in thousands, except per share amounts)

                                                   Nine months ended

                                              March 31, 1994  April 30, 1993
Weighted average number of common shares        43,978         43,712

Common stock equivalents - stock options           955          1,222

Weighted average number of
common shares used in calculating               44,933         44,934
primary net income per share

Additional dilutive stock options
under paragraph #42 APB #15                        108             64

Shares used in calculating fully
diluted net income per share                    45,041         44,998

Calculation of primary and fully
diluted net income per share:

PRIMARY  AND FULLY DILUTED:

Income from continuing operations               56,071         15,164

Income (loss) from discontinued operations     (12,465)         4,934

Income before cumulative effect of
changes in accounting principles                43,606         20,098

Loss from cumulative effect on prior years of
changes in accounting principles                              (83,098)

Net income (loss) used in the calculations of
primary and fully diluted net income per share  43,606        (63,000)

PRIMARY per share amounts:

Income from continuing operations                 1.25           0.34

Income (loss) from discontinued operations       (0.28)          0.11

Income before cumulative effect of
changes in accounting principles                  0.97           0.45

Loss from cumulative effect on prior years of
changes in accounting principles                                (1.85)

Net income (loss)                                 0.97          (1.40)

FULLY DILUTED per share amounts:

Income from continuing operations                 1.25           0.34

Income (loss) from discontinued operations       (0.28)          0.11

Income before cumulative effect of
changes in accounting principles                  0.97           0.45

Loss from cumulative effect on prior years of
changes in accounting principles                                (1.85)

Net income (loss)                                 0.97          (1.40)



                                   EXHIBIT 11